	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132747

	Subject to Completion: PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006) Preliminary Prospectus Supplement dated February 27, 2007

Autocallable Optimization Securities with Contingent Protection
UBS AG $• Securities linked to the AMEX Gold BUGS Index® due on or about September 30, 2008

Issuer (Booking Branch):	UBS AG (Jersey Branch)
Maturity Date:	We currently expect that the Securities will mature on or about September 30, 2008 (Investment term of 18 months).
Coupon:	We will not pay you interest during the term of the Securities.
Underlying Index:	The return on the Securities is linked to the performance of the Amex Gold BUGS (Basket of Unhedged Gold Stocks) Index® (the “Index”).
Trigger Level:	•, which is 80% of the Index Starting Level.
Call Feature:	The Securities will be called if the closing level of the Index on any Observation Date is at or above the Index Starting Level.
Observation Dates:	June 22, 2007, September 21, 2007, December 21, 2007, March 24, 2008, June 23, 2008 and the final valuation date (on or about September 23, 2008), subject to postponement in the event of a market disruption event.
Call Settlement Dates:	Five business days following the relevant Observation Date
Return on Call Date:	If we call the Securities, you will receive a cash payment per $10.00 principal amount of the Securities equal to the Call Price for the applicable Observation Date. The Return on Call Date will be a total return based upon an annualized return of between 23.25% and 25.75% . The actual annualized return upon which the Return on Call Date is based will be set on the trade date:
		Return on Call Date	Call Price
	Observation Date	(assuming 24.0% p.a.)	(per $10.00)
	June 22, 2007	6.00%	$10.60
	September 21, 2007	12.00%	$11.20
	December 21, 2007	18.00%	$11.80
	March 24, 2008	24.00%	$12.40
	June 23, 2008	30.00%	$13.00
	Final valuation date	36.00%	$13.60
	(on or about September 23, 2008)
Payment at Maturity:	At maturity, if your Securities have not previously been called, you will receive a cash payment per $10.00 principal amount of the Securities based on the Index Return:
	•	If the Index never closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment at the Maturity Date equal to $10.00.
	•	If the Index closes below the Trigger Level on any trading day during the Observation Period and the Index Return is negative, you will receive: $10.00 x [1 + (Index Return)].
If the Securities are NOT called, you may lose some or all of your investment. Specifically, if the Index Return is negative and the Index has closed below the Trigger Level on any trading day during the Observation, you will lose 1% of your principal for each 1% decline in the Index. The likelihood of the closing level of the Index declining below the Trigger Level during the Observation Period will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index. You should note that since its inception, the Index has experienced significant volatility.
For a description of how your payment at maturity will be calculated, see “How to determine the return on the Securities’’ on page S-5 and “Specific Terms of the Securities—Payment upon a Call or at Maturity’’ on page S-19.
Index Return:	Index Ending Level – Index Starting Level
Index Starting Level
Index Starting Level:	•, the closing level of the Index on the trade date.
Index Ending Level:	The closing level of the Index on or about Sepember 23, 2008 (the “final valuation date”).
Observation Period:	The period commencing on (and including) the trade date to the final valuation date.
Trade Date:	On or about March 23, 2007
Final Valuation Date:	On or about September 23, 2008, subject to postponement in the event of a market disruption event.
No Listing:	The Securities will not be listed or displayed on any securities exchange, the Nasdaq Global Market System or any electronic communications network.
CUSIP Number:	90261J418
ISIN:	US90261J4186

To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Solutions, Optimization Solutions, Performances Solutions and Leverage Solutions. The Securities are classified by UBS as an Optimization Solution for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on page S-4.

See “Risk Factors’’ beginning on page S-8 for risks related to an investment in the Securities.

This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to	Underwriting	Proceeds to
	Public	Discount	UBS AG
Per Security	100%	1.5%	98.5%
Total

UBS Investment Bank	UBS Financial Services Inc.
Prospectus Supplement dated March •, 2007

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,’’ “we,’’ “our’’ and “us’’ refer only to UBS AG and not to its consolidated subsidiaries.

What are the Autocallable Optimization Securities?

The Autocallable Optimization Securities (the “Securities’’) are medium-term notes issued by UBS that are designed for investors who believe that the level of the Amex Gold BUGS Index® (the “Index”) will increase during the Observation Period. Investors must be willing to risk losing up to 100% of their principal amount invested if the Securities have not been called, the Index Return is negative and the Index closes below the Trigger Level on any trading day during the Observation Period and to accept that they will receive a positive return on their Securities only if the Index closes above the Index Starting Level on any Observation Date including the final valuation date. Investors must also be willing to forego interest payments on the Securities.

The Securities will be called on the relevant Call Settlement Date, if the closing level of the Index is at or above the Index Starting Level on the relevant Observation Date. If we call the Securities, you will receive a cash payment per $10.00 principal amount of the Securities equal to the Call Price for the applicable Observation Date. The Call Price is equal to $10 x (1 + Return on Call Date) for each $10 principal amount of the Securities. The Return on Call Date will be based upon an annualized return of between 23.25% and 25.75% . The actual annualized return upon which the Return on Call Date is based will be set on the trade date.

If the Securities are not called, at maturity you will receive a cash payment per $10.00 principal amount of the Securities based on the Index Return. If the Index never closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment equal to $10.00 per $10.00 principal amount of the Securities. If the Index closes below the Trigger Level on any trading day during the Observation Period and the Index Return is negative, you will lose 1% of your principal for each 1% decline in the Index. The Trigger Level equals •, which is 80% of the Index Starting Level.

If the Index has closed below the Trigger Level on any trading day during the Observatoin Period, you will lose 1% of your principal for every 1% decline in the Index up to a maximum loss on the Securities of 100%.

The likelihood of the closing level of the Index declining below the Trigger Level during the Observation Period will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index. You should note that since its inception, the Index has experienced significant volatility.

For a description of how the Index Return and your payment at maturity will be calculated, see “How to determine the return on the Securities’’ on page S-5 and “Specific Terms of the Securities—Payment upon a Call or at Maturity’’ on page S-19.

What is the Index?

The Index is a modified equal dollar weighted index of 15 companies involved in gold mining. The Index was designed to provide significant exposure to near term movements in gold prices by only including companies that do not hedge their gold production beyond 1.5 years. The Index (index symbol “HUI”) is published by the American Stock Exchange LLC (“Amex”) and was established on March 15, 1996.

The following chart provides the ticker symbol, the weighting percentage and the primary trading exchange for each of the securities included in the Index (the “Index Constituent Stocks”) as of February 28, 2007:

Ticker	Name	% Weight	Primary Exchange
GG	GOLDCORP INC	14.43%	NEW YORK
NEM	NEWMONT MINING CORP	13.94%	NEW YORK
FCX	FREEPORT-MCMORAN COPPER & GOLD INC	9.67%	NEW YORK
GSS	GOLDEN STAR RESOURCES LTD	6.01%	AMERICAN
EGO	ELDORADO GOLD CORP	5.78%	AMERICAN
KGC	KINROSS GOLD CORP	5.77%	NEW YORK
AUY	YAMANA GOLD INC	5.70%	NEW YORK
HL	HECLA MINING CO	5.62%	NEW YORK
GOLD	RANDGOLD RESOURCES LTD	5.04%	NASDAQ GS
MDG	MERIDIAN GOLD INC	4.92%	NEW YORK
IAG	IAMGOLD CORP	4.81%	NEW YORK
AEM	AGNICO-EAGLE MINES LTD	4.81%	NEW YORK
GFI	GOLD FIELDS LTD	4.81%	NEW YORK
CDE	COEUR D'ALENE MINES CORP	4.48%	NEW YORK
HMY	HARMONY GOLD MINING CO LTD	4.20%	NEW YORK

An investment in the Securities does not entitle you to any dividends, voting rights or any other ownership interest in the Index Constituent Stocks.

How has the Index performed historically?

We have included a table and a graph showing the closing level of the Index from March 29, 1996 through February 26, 2007 in the section entitled “Historical Closing Levels of the Amex Gold BUGS Index®” on page S-16.

We have provided this information to help you evaluate the behavior of the Index in various economic environments; however, this information may not be indicative of how the Index will perform in the future.

Selected Purchase Considerations

  Exposure to Positive Index Returns—The Securities are designed for investors who believe that the Index will increase during the Observation Period and who are willing to risk losing up to 100% of their principal amount if the Securities have not been called, the Index Return is negative and the Index closes below the Trigger Level on any trading day during the Observation Period.
  Contingent Principal Protection—If the Securities have not been called and the Index closes below the Trigger Level on any trading day during the Observation Period, your payment at maturity will be reduced 1% of your principal for each 1% decline in the Index up to 100%.
  Mandatory Call—The Securities must be called if the Index closes at or above the Index Starting Level on any Observation Date, including the final valuation date.
  Indirect exposure to the price of gold through exposure to the Index—The Securities are linked to the Index which is comprised of 15 companies involved in gold mining and is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years.
  Minimum Investment—Your minimum investment is 100 Securities at a principal amount of $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security.
  Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.
  Certain Tax Consequences—You should review the description “Supplemental U.S. Tax Considerations” on page S-27. Subject to the assumptions and limitations described therein, although the tax consequences of an investment in the notes are uncertain, a note should be treated as a prepaid derivative contract with respect to the Index. If your securities are so treated, you should generally recognize capital gain or loss upon sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. UBS Financial Services Inc. does not provide tax or legal advice. You should consult your own tax advisors regarding your personal circumstances.

What are some of the risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors’’ on page S-8.

  You may lose all of your principal—The return on the Securities depends on the Index increasing in value and you may lose some or all of your investment if the Index level closes below the Trigger Level on any trading day during the Observation Period and the Index Return is negative. The payment to you at maturity will be reduced by 1% of your principal for every 1% loss in the Index if the Index closes below the Trigger Level on any trading day during the Observation Period and the Index Return is negative.
  The call feature limits your potential return—The appreciation potential of the Securities is limited to the pre-specified Return on Call Date, regardless of the performance of the Index. In addition, since the Securities could be called as early as June 22, 2007, the first Observation Date, the term of your investment could be as short as 3 months and your total return on the Securities could be only between 5.8125% and 6.4375% (to be determined on the trade date).
  There is a high probability that the Securities will be called or that the Index will fall below the Trigger Level—If the Index follows its historical pattern of significant volatility, there is a high probability that the Securities will be called or that the Index will fall below the Trigger Level during the Observation Period. As a result, you may lose some or all of your investment.
  Your investment is concentrated in one industry—All of the Index Constituent Stocks are issued by companies whose primary lines of business are directly associated with gold mining. As a result, your investment in the Securities will be concentrated in one industry.
  No interest or dividend payments—You will not receive any interest payments on the Securities and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index Constituent Stocks.
  No listing—The Securities will not be listed or displayed on any securities exchange, the Nasdaq Global Market System or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.

The Securities may be a suitable investment for you if:

  You believe the Index will not close below the Trigger Level on any trading day during the Observation Period.
  You believe the Index will close above the Index Starting Level on any Observation Date.
  You believe the Index will remain stable for the Observation Period and will close above the Index Starting Level in the last quarter.
  You are willing to invest in Securities that will be called on any Observation Date on which the Index closes at or above the Index Starting Level or otherwise to hold the Securities to maturity.
  You do not seek current income from this investment.

The Securities may not be a suitable investment for you if:
  You believe the Index will close below the Index Starting Level on any trading day during the Observation Period and that at maturity the Index Return will be negative.
  You believe the price of gold and the price of stock of companies involved in gold mining will decline during the Observation Period.
  You seek an investment that is 100% principal protected.
  You are not willing to make an investment where you could lose up to 100% of your principal amount.
  You seek an investment whose return is not limited to the pre-specified Return on Call Date, based upon an annualized return of between 23.25% and 25.75% (to be determined on the trade date).
  You seek current income from your investment.
  You seek an investment for which there will be an active secondary market.
  You are unable or unwilling to hold Securities that may be called on any Observation Date on which the Index closes at or above the Index Starting Level or otherwise to hold the Securities to maturity.
  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

Protection Solutions are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

Optimization Solutions are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

Performance Solutions are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Buffer protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Tax Considerations—Supplemental U.S. Tax Considerations’’ on page S-27.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory regulatory administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental Tax Considerations—Supplemental U.S. Tax Considerations—Alternative Treatments” on page S-28.

How to determine the return on the Securities

Set forth below is an explanation of the steps necessary to determine the return on the Securities.

If the Securities are called prior to maturity:

The Securities will be called on the relevant Call Settlement Date, if the closing level of the Index is at or above the Index Starting Level on any Observation Date. If we call the Securities, you will receive a cash payment per $10.00 principal amount of the Securities equal to the Call Price for the applicable Observation Date. The Call Price is equal to $10 x (1 + Return on Call Date) for each $10 principal amount of the Securities. The Return on Call Date will be based upon an annualized return of between 23.25% and 25.75% . The actual annualized return upon which the Return on Call Date is based will be set on the trade date.

	Return on Call Date	Call Price
Observation Date	(assuming 25.0% p.a.)	(per $10.00)
June 22, 2007	6.00%	$ 10.60
September 21, 2007	12.00%	$ 11.20
December 21, 2007	18.00%	$ 11.80
March 24, 2008	24.00%	$ 12.40
June 23, 2008	30.00%	$ 13.00
Final valuation date	36.00%	$ 13.60
(on or about
September 23, 2008)

If the Securities are NOT called prior to maturity:

At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.

The Index Return is the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage of the closing level of the Index on the trade date, calculated as follows:

                                             Index Ending Level – Index Starting Level
               Index Return =                         Index Starting Level

where the “Index Starting Level’’ is •, the closing level of the Index on the trade date, and the “Index Ending Level’’ is the closing level of the Index on the final valuation date.

If the Index never closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment at maturity equal to $10.00 per $10.00 principal amount of the Securities. If the Index closes below the Trigger Level on any trading day during the Observation Period and the Index Return is negative, you will receive: $10.00 x [1+ (Index Return)].

How do the Securities perform at Maturity?
Hypothetical Examples
Assumptions:

Principal amount of the Securities:	$10.00
Index Starting Level:	325.00
Return on Call Date:	24% per annum (to be determined on the trade date)

Example 1

Securities are Called 1 Year after Trade Date

Index Starting Level:	325.00
Trigger Level:	260.00 (80% of the Index Starting Level)
Index Level June 22, 2007:	290.00 (below Index Starting Level, Securities NOT called)
Index Level September 21, 2007:	280.00 (below Index Starting Level, Securities NOT called)
Index Level December 21, 2007:	290.00 (below Index Starting Level, Securities NOT called)
Index Level March 24, 2008:	330.00 (above Index Starting Level, Securities are called)
Call Price (per $10.00):	$12.40

Since the Securities are Called 1 Year after the trade date, investors will receive a total of $12.40 per $10.00 principal amount (24.00% total return on the Securities).

Example 2

Securities are Called at Maturity

Index Starting Level:	325.00
Trigger Level:	260.00 (80% of the Index Starting Level)
Index Level June 22, 2007:	290.00 (below Index Starting Level, Securities NOT called)
Index Level September 21 2007:	280.00 (below Index Starting Level, Securities NOT called)
Index Level December 21, 2007:	270.00 (below Index Starting Level, Securities NOT called)
Index Level March 24, 2008:	265.00 (below Index Starting Level, Securities NOT called)
Index Level June 23, 2008:	270.00 (below Index Starting Level, Securities NOT called)
Index Level Final valuation date
(on or about September 23, 2008):	330.00 (above Index Starting Level, Securities are called)
Call Price (per $10.00):	$13.60

At maturity, investors will receive a total of $13.60 per $10.00 principal amount (36.00% total return on the Securities).

Example 3

Securities are NOT Called

Index Starting Level:	325.00
Trigger Level:	260.00 (80% of the Index Starting Level)

Index Level June 22, 2007:	290.00 (below Index Starting Level, Securities NOT called)
Index Level September 21, 2007:	280.00 (below Index Starting Level, Securities NOT called)
Index Level December 21, 2007:	270.00 (below Index Starting Level, Securities NOT called)
Index Level March 24, 2008:	265.00 (below Index Starting Level, Securities NOT called)
Index Level June 23, 2008:	270.00 (below Index Starting Level, Securities NOT called)
Index Level Final valuation date	280.00 (below Index Starting Level, Securities NOT called)
(on or about September 23, 2008):
Settlement Amount (per $10.00):	$10.00

At maturity, investors receive a total of $10.00 per $10.00 principal amount (0% total return on the Securities). The Securities are not called during the Observation Period and the Index never closes below the Trigger Level on any trading day during the Observation Period.

Example 4

Securities are NOT Called and the Index closes below the Trigger Level on any trading day during the Observation Period

Index Starting Level:	325.00
Trigger Level:	260.00 (80% of the Index Starting Level)

Index Level June 22, 2007:	290.00 (below Index Starting Level, Securities NOT called)
Index Level September 21, 2007:	280.00 (below Index Starting Level, Securities NOT called)
Index Level December 21, 2007:	250.00 (below Index Starting Level, Securities NOT called)
Index Level March 24, 2008:	230.00 (below Index Starting Level, Securities NOT called)
Index Level June 23, 2008:	220.00 (below Index Starting Level, Securities NOT called)
Index Level Final valuation date
(on or about September 23, 2008):	227.50 (below Index Starting Level, Securities NOT called)
Settlement Amount (per $10.00)	$10.00 x [1 + (Index Return)]
$10.00 x (1 – 30%)
$7.00

Since the Index Return is negative and the Index has closed below the Trigger Level on any trading day during the Observation Period, at maturity investors will receive a total of $7.00 per $10.00 principal amount (–30.00% total return on the Securities).

Risk Factors

The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the Index. This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The return on the Securities depends on the Index increasing in value and you may lose some or all of your principal if the Index level decreases.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a fixed amount at maturity. If the Securities are not called, your cash payment at maturity will be based on the Index Return and you will receive a negative return on your investment. If the Index closes below the Trigger Level on any trading day during the Observation Period, a negative Index Return will reduce your cash payment at maturity below your principal. If the level of the Index decreases during the Observation Period and if the Index closes below the Trigger Level on any trading day during the Observation Period, the payment at maturity will be reduced by 1% of your principal for every 1% loss in the Index of up to 100% of your principal amount.

The likelihood of the closing level of the Index declining below the Trigger Level during the Observation Period will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index. You should note that since its inception, the Index has experienced significant volatility.

See “How to determine the return on the Securities’’ on page S-5.

Your appreciation potential is limited to the Return on Call Date.

The appreciation potential of the Securities is limited to the pre-specified Return on Call Date, regardless of the performance of the Index. In addition, since the Securities could be called as early as June 22, 2007, the first Observation Date, the term of your investment could be as short as three months and your total return on the Securities could be only between 5.8125% and 6.4375% (to be determined on the trade date).

The Index is highly volatile and there is a high probability that the Securities will be called or that the Index will fall below the Trigger Level at some time during the Observation Period.

Since its inception, the Index has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the maturity date, limiting your appreciation potential. If your Securities are called, you may not be able to reinvest at comparable terms or returns. In addition, there is a high probability that the Index will fall below the Trigger Level at some time during the Observation Period, exposing you to the loss of some or all of your principal investment if the Index Return is negative.

The Index Constituent Stocks are concentrated in one industry.

All of the Index Constituent Stocks are issued by companies whose primary lines of business are directly associated with gold mining. As a result, an investment in the Securities will be concentrated in one industry.

Risk Factors

The market price of gold will directly affect the level of the Index and will therefore affect the market value of the Securities.

We expect that generally the market value of the Securities will depend primarily on the market price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, including, among other things:

  the structure of and confidence in the global monetary system;
  expectations of the future rate of inflation;
  the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted;
  interest rates and gold borrowing and lending rates; and
  global or regional economic, financial, political, regulatory, judicial or other events.

Gold prices may also be affected by industry factors such as:

  industrial and jewelry demand;
  lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold;
  levels of gold production and production costs; and
  short-term changes in supply and demand because of trading activities in the gold market.

The market value of the Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the Index on any trading day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

  the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);
  the composition of the Index and changes in the Index Constituent Stocks;
  the market price of the Index Constituent Stocks;
  the dividend rate paid on the Index Constituent Stocks (dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Securities);
  supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market-maker;
  interest rates in the market;
  the time remaining to the next Observation Date and to the maturity of the Securities;
  the creditworthiness of UBS; and
  economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

Risk Factors

The level of the Index may be affected by factors that are specific to the Index Constituent Stocks and therefore may differ from the price of gold.

The Index is comprised of companies involved in gold mining and is designed to provide significant exposure to near term movement in the price of gold. However, the Securities are not directly linked to the price of gold and therefore, if the price of gold increases, the level of the Index may not increase as rapidly as the price of gold. Factors specific to each Index Constituent Stock unrelated to the price of gold may affect the price of such Index Constituent Stock adversely.

An investment in the Securities is subject to risks associated with non-U.S. securities markets.

Some of the Index Constituent Stocks have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross-shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the volatility of the exchange rates between the U.S. dollar and each of the currencies in which certain of the Index Constituent Stocks are denominated may influence the market value of the Securities.

There may not be an active trading market in the Securities—Sales in the secondary market may result in significant losses.

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Changes that affect the Index will affect the market value of the Securities and the amount you will receive at maturity.

The policies of American Stock Exchange LLC (“Amex”), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes

Risk Factors

affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Securities at maturity, and the market value of the Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if Amex changes these policies, for example by changing the manner in which it calculates the Index, or if Amex discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Ending Level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent—which initially will be UBS Securities LLC, an affiliate of UBS—may determine the Index Ending Level or fair market value of the Securities—and thus the amount payable at maturity—in a manner it considers appropriate, in its sole discretion.

UBS and its affiliates have no affiliation with Amex and are not responsible for its public disclosure of information.

UBS and its affiliates are not affiliated with Amex in any way (except for licensing arrangements discussed below in “The Amex Gold BUGS Index®’’ on page S-14) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If Amex discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities—Market Disruption Event’’ on page S-21 and “Specific Terms of the Securities—Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation’’ on page S-23. Amex is not involved in the offer of the Securities in any way and has no obligation to consider your interests as an owner of the Securities in taking any actions that might affect the value of your Securities.

We have derived the information about Amex and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or Amex contained in this prospectus supplement. You, as an investor in the Securities, should make your own investigation into the Index and Amex.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Securities.

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.

Trading and other transactions by UBS or its affiliates in the Index Constituent Stocks, futures, options, exchange-traded funds or other derivative products on the Index Constituent Stocks or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging’’ on page S-25, we or one or more affiliates may hedge our obligations under the Securities by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the

Risk Factors

Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index or the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may increase the market price of the Index Constituent Stocks and/or the level of the Index, and, therefore, decrease the probability that the Securities are called on an Observation Date and the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could increase the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, decrease the probability that the Securities are called on an Observation Date and the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Securities. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Securities or the probability of the Securities being called or the amount payable at maturity.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the underlying assets, index or indices to which the Securities are linked or the market value of the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying assets, index or indices to which the Securities are linked.

Risk Factors

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?’’ in the summary section on page S-5, “Supplemental Tax Considerations’’ on page S-27, and the section “U.S. Tax Considerations’’ in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

You will not receive interest payments on the Securities or dividend payments on the Index Constituent Stocks or have shareholder rights in the Index Constituent Stocks.

You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Securities, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

The calculation agent can postpone the determination of the Index closing level on an Observation Date or the call settlement date if a market disruption event occurs on an Observation Date and can postpone the determination of the Index Ending Level or the maturity date if a market disruption event occurs on the final valuation date.

The calculation agent may postpone the determination of the Index closing level on an Observation Date if the calculation agent determines that a market disruption event has occurred or is continuing on an Observation Date. The calculation agent may also postpone the determination of the Index Ending Level if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will an Observation Date or the final valuation date be postponed by more than ten business days. As a result, a possible call of the Securities or the maturity date for the Securities could also be postponed, although not by more than ten business days.

If the determination of the closing level of the Index on an Observation Date or the Index Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index closing level or the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index closing level or the Index Ending Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities—Market Disruption Event’’ on page S-21.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment upon a call of or at maturity of the Securities. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent’’ on page S-24. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on an Observation Date or on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent could determine whether the Securities must be called on an Observation Date or the payment at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Amex Gold BUGS Index®

Index Description

The Amex Gold BUGS (Basket of Unhedged Gold Stocks) Index® (the “Index”) is a modified equal dollar weighted index of 15 companies involved in gold mining. The Index was designed to provide significant exposure to near term movements in gold prices by only including companies that do not hedge their gold production beyond 1.5 years. The Index was launched on March 15, 1996 at a base value of 200. Adjustments are made quarterly after the close of trading on the third Friday of March, June, September and December so that each component stock represents its assigned weight in the Index. Similar to other index values published by the American Stock Exchange LLC (“Amex”), the value of the Index is published every 15 seconds through the Consolidated Tape Association’s Network B under the ticker symbol “HUI”.

Index Calculation

The Index is calculated using a modified equal-dollar weighting methodology. Three of the largest component securities by market value are assigned higher percentage weights in the Index at the time of the quarterly rebalancing and the remaining Index Constituent Stocks are given an equal percentage weight. The Index has a scheduled quarterly rebalance after the close of trading on the third Friday of March, June, September and December, so that each component stock is represented at approximately its assigned weight in the Index. The following provides a list of the current Index Constituent Stocks and the weight to which each component is set at the time of each quarterly rebalance.

			Assigned Index
			Weight for
		Primary	Quarterly
Symbol	Company Name	Exchange	Rebalance	Country of Domicile
AEM	Agnico-Eagle Mines Ltd	New York	5%	Canada
AUY	Yamana Gold Inc	New York	5%	Canada
CDE	Coeur d’Alene Mines Corp	New York	5%	United States
EGO	Eldorado Gold Corp	American	5%	Canada
FCX	Freeport-McMoRan Copper & Gold Inc	New York	10%	United States
GFI	Gold Fields Ltd	New York	5%	South Africa
GG	Goldcorp Inc	New York	15%	Canada
GOLD	Randgold Resources Ltd	Nasdaq	5%	Jersey
GSS	Golden Star Resources Ltd	American	5%	United States
HL	Hecla Mining Co	New York	5%	United States
HMY	Harmony Gold Mining Co Ltd	New York	5%	South Africa
IAG	Iamgold Corp	New York	5%	Canada
KGC	Kinross Gold Corp	New York	5%	Canada
MDG	Meridian Gold Inc	New York	5%	United States
NEM	Newmont Mining Corp	New York	15%	United States

The Amex Gold BUGS Index®

As of February 26, 2007, the actual weight of each Index Constituent Stock is as follows:

Ticker	Name	% Weight	Primary Exchange
GG	GOLDCORP INC	14.43%	NEW YORK
NEM	NEWMONT MINING CORP	13.94%	NEW YORK
FCX	FREEPORT-MCMORAN COPPER & GOLD INC	9.67%	NEW YORK
GSS	GOLDEN STAR RESOURCES LTD	6.01%	AMERICAN
EGO	ELDORADO GOLD CORP	5.78%	AMERICAN
KGC	KINROSS GOLD CORP	5.77%	NEW YORK
AUY	YAMANA GOLD INC	5.70%	NEW YORK
HL	HECLA MINING CO	5.62%	NEW YORK
GOLD	RANDGOLD RESOURCES LTD	5.04%	NASDAQ GS
MDG	MERIDIAN GOLD INC	4.92%	NEW YORK
IAG	IAMGOLD CORP	4.81%	NEW YORK
AEM	AGNICO-EAGLE MINES LTD	4.81%	NEW YORK
GFI	GOLD FIELDS LTD	4.81%	NEW YORK
CDE	COEUR D'ALENE MINES CORP	4.48%	NEW YORK
HMY	HARMONY GOLD MINING CO LTD	4.20%	NEW YORK

Amex has, and may at any time, change the number or assigned weighting of stocks comprising the Index by adding or deleting one or more stocks, or replace one or more stocks included in the Index with one or more substitute stocks of its choice, if in Amex’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Index. However, in order to reduce turnover in the Index, the Amex generally attempts to combine additions and deletions to the Index with a scheduled rebalancing. Historically, most discretionary component changes have been made in connection with the June review.

Index Eligibility & Maintenance

The Index is calculated and maintained by Amex. Amex may change the composition of the Index at any time to reflect the conditions of the gold mining industry and to ensure that the component securities continue to represent the gold mining companies. The Index is maintained in accordance with Exchange Rule 901C, which, among other things, requires that securities meet the following requirements in order to be eligible for inclusion in the Index:

  All component stocks will either be listed on the Amex, the New York Stock Exchange, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported National Market System securities;
  A minimum market value of at least $75 million, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the market value can be at least $50 million;
  Trading volume in each of the last six months of not less than 1,000,000 shares, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the trading volume may be at least 500,000 shares in each of the last six months;
  At least 90% of the Index’s numerical Index value, and at least 80% of the total number of component securities, will meet the current criteria for standardized option trading set forth in Exchange Rule 915; and
  Foreign country securities or American Depositary Receipts (“ADRs”) thereon that are not subject to comprehensive surveillance agreements do not in the aggregate represent more than 20% of the weight of the Index.

The Amex Gold BUGS Index®

Every quarter after the close of trading on the third Friday of March, June, September and December, the Index portfolio is adjusted by changing the number of shares of each component stock so that each one again represents an assigned weight in the Index. The newly adjusted portfolio becomes the basis for the Index’s value effective on the first trading day following the quarterly adjustments. If necessary, a divisor adjustment is made to ensure continuity of the Index’s value.

The number of shares of each component stock in the Index portfolio remain fixed between quarterly reviews, except in the event of certain types of corporate actions such as the payment of a dividend, other than an ordinary cash dividend, stock distribution, stock split, reverse stock split, rights offering, or a distribution, reorganization, recapitalization, or some such similar event with respect to a component stock. When the Index is adjusted between quarterly reviews for such events, the number of shares of the relevant security will be adjusted, to the nearest whole share, to maintain the component’s relative weight in the Index at the level immediately prior to the corporate action. The Index may also be adjusted in the event of a merger, consolidation, dissolution, or liquidation of an issuer of a component stock. In the event of a stock replacement, the average dollar value of the remaining components that are assigned the lower Index weight will be calculated and that amount invested in the new component stock to the nearest whole share. In choosing among stocks that meet the hedging requirements and minimum criteria set forth in Exchange Rule 901C, the Amex represents that it will make every effort to add new stocks that are representative of the gold mining industry and will take into account, among other factors, a stock’s capitalization, liquidity, volatility, and name recognition. In connection with any adjustments to the Index, the Index divisor is adjusted to ensure that there are no changes to the Index level as a result of non-market forces.

Historical Closing Levels of the Amex Gold BUGS Index®

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the Observation Period. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on February 26, 2007 was 361.82. The actual Index Starting Level will be the closing level of the Index on the trade date.

The graph below illustrates the performance of Amex Gold Bugs Index from March 29, 1996 through February 26, 2007. The dotted line represents a hypothetical trigger level, equal to 80% of the closing price on February 26, 2007. The actual Trigger Level will be based on the closing price of Amex Gold Bugs Index on the trade date.

Source: Bloomberg L.P.

The Amex Gold BUGS Index®

License Agreement

Amex and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by Amex.

The license agreement between Amex and UBS provides that the following language must be set forth in this prospectus supplement:

Amex is under no obligation to continue the calculation and dissemination of the Index and the method by which the Index is calculated and the name “Amex Gold BUGS Index®” may be changed at the discretion of Amex. No inference should be drawn from the information contained in this prospectus supplement that Amex makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the Index to track general stock market performance. Amex has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the Index. Amex is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Securities or in the determination or calculation of the equation by which the Securities are to be settled in cash. Amex has no obligation or liability in connection with the administration, marketing or trading of the Securities. The use of and reference to the Index in connection with the Securities have been consented to by Amex.

Amex disclaims all responsibility for any inaccuracies in the data on which the Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the Index.

Valuation of the Securities

Upon a Call. If the Securities are called you will receive the Call Price for the applicable Observation Date. The Call Price is equal to $10 x (1 + Return on Call Date) for each $10 principal amount of the Securities. The Return on Call Date will be based upon an annualized return of between 23.25% and 25.75% . The actual annualized return upon which the Return on Call Date is based will be set on the trade date.

	Return on Call Date	Call Price
Observation Date	(assuming 24.0% p.a.)	(per $10.00)
June 22, 2007	6.00%	$ 10.60
September 21, 2007	12.00%	$ 11.20
December 21, 2007	18.00%	$ 11.80
March 24, 2008	24.00%	$ 12.40
June 23, 2008	30.00%	$ 13.00
Final valuation date	36.00%	$ 13.60
(on or about September 23, 2008)

At maturity. If the Securities are not called, you will receive a cash payment at maturity based on the Index Return. The Securities are exposed to any decrease in the level of the Index and a negative Index Return will reduce your cash payment at maturity below your principal amount if the Index closes below the Trigger Level on any trading day during the Observation Period. If the Index decreases during the Observation Period, you may lose up to 100% of your principal amount. For a description of how your payment at maturity will be calculated, see “How to determine the return on the Securities’’ on page S-5 and “Specific Terms of the Securities—Payment upon a Call or at Maturity’’ on page S-19.

Prior to call or maturity. You should understand that the market value of the Securities prior to a possible call or prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Index on any trading day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include supply and demand for the Securities, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors’’ beginning on page S-8 for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Specific Terms of the Securities

In this section, references to “holders’’ mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance’’ in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A’’ that we may issue from time to time under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer’’ in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below. References to “Index’’ mean the Amex Gold BUGS Index®.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

Your minimum investment is 100 Securities at a principal amount at $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment upon a Call or at Maturity

If the Securities are called prior to maturity:

The Securities will be called if the closing level of the Index is at or above the Index Starting Level on any Observation Date. If we call the Securities you will receive the Call Price for the applicable Observation Date. The Call Price is equal to $10 x (1 + Return on Call Date) for each $10 principal amount of the Securities. The Return on Call Date will be based upon an annualized return of between 23.25% and 25.75% . The actual annualized return upon which the Return on Call Date is based will be set on the trade date.

	Return on Call Date	Call Price
Observation Date	(assuming 24.0% p.a.)	(per $10.00)
June 22, 2007	6.00%	$ 10.60
September 21, 2007	12.00%	$ 11.20
December 21, 2007	18.00%	$ 11.80
March 24, 2008	24.00%	$ 12.40
June 23, 2008	30.00%	$ 13.00
Final valuation date	36.00%	$ 13.60
(on or about September 23, 2008)

Specific Terms of the Securities

If the Securities are NOT called prior to maturity:

At maturity you will receive a cash payment per $10.00 principal amount of the Securities based on the Index Return.

  If the Index never closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment equal to $10.00 per $10.00 principal amount of the Securities.
  If the Index closes below the Trigger Level on any trading day during the Observation Period and the Index Return is negative, you will lose 1% of your principal for each 1% decline in the Index.

If the Index decreases during the Observation Period, you may lose up to 100% of your principal amount.

The “Index Return’’ will be the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage and calculated as follows:

                                             Index Ending Level – Index Starting Level
               Index Return =                         Index Starting Level

where the “Index Starting Level’’ is •, the closing level of the Index on the trade date, and the “Index Ending Level’’ is the closing level of the Index on the final valuation date.

The Trigger Level equals •, which is 80% of the Index Starting Level.

See “How to determine the return on the Securities’’ on page S-5.

Call Settlement Date

If the Securities are called on any Observation Date (other than the final Observation Date), the call settlement date will be on or about five days following such Observation Date, unless that day is not a business day, in which case the call settlement date will be the next following business day. If the fifth business day before this applicable day does not qualify as an Observation Date as determined in accordance with “—Observation Dates” below, then the call settlement date will be the fifth business day following such Observation Date. If the Securities are called on the final Observation Date (the final valuation date), the call settlement date will be the maturity date. The calculation agent may postpone an Observation Date—and therefore a call settlement date—if a market disruption event occurs or is continuing on a day that would otherwise be an Observation Date. We describe market disruption events under “—Market Disruption Event” below.

Observation Dates

The Observation Dates will be June 22, 2007, September 21, 2007, December 21, 2007, March 24, 2008, June 23, 2008 and on or about September 23, 2008 (the final valuation date), unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the affected Observation Date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will an Observation Date for the Securities be postponed by more than ten business days.

Maturity Date

If not previously called, the Securities will mature on or about September 30, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with “—Final Valuation Date’’ below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would

Specific Terms of the Securities

otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event’’ below.

Final Valuation Date

If the Securities are not previously called, the final valuation date will be on or about September 23, 2008 (the same date as the final Observation Date), unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than ten business days.

Market Disruption Event

The calculation agent will determine the Index closing level on each Observation Date and the Index Ending Level on the final valuation date. As described above, any Observation Date, including the final valuation date, may be postponed, and thus the determination of the Index closing level and the Index Ending Level may be postponed if the calculation agent determines that, on an Observation Date, including the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index closing level or the Index Ending Level be postponed by more than ten business days.

If the determination of the Index closing level or the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index closing level or the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index closing level or the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

  a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
  a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
  the Index is not published, as determined by the calculation agent in its sole discretion; or
  in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging” on page S-25.

The following events will not be market disruption events:

  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

Specific Terms of the Securities
  a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an “absence of trading’’ in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption’’ in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount.’’

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default’’ and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.’’

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. Dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in

Specific Terms of the Securities

writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

  no quotation of the kind referred to above is obtained; or
  every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

  A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If Amex discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Return, Index Starting Level, Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of the Index Constituent Stocks and whether the change is made by Amex under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Constituent Stocks or their issuers or is due to any other reason—that causes the Index not to fairly represent the value of the Index had

Specific Terms of the Securities

such changes not been made or that otherwise affects the calculation of the Index Return, Index Starting Level, Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Return used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Return, Index Starting Level, Index Ending Level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities upon a call or at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities’’ in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities’’ in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “—Maturity Date’’ and “—Final Valuation Date’’ above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, business days, the default amount, the Index Return, the Index Starting Level, the level of the Index on each Observation Date, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.’’ We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;
  acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks;
  acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or
  any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors’’ on page S-8 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2006 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	311,351	248,878
Total Debt	311,351	248,878
Minority Interest(2)	6,300	5,036
Shareholders’ Equity	48,403	38,691
Total capitalization	366,054	292,604

________
(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.79935 (the exchange rate in effect as of September 30, 2006).

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations’’ in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  a dealer in securities,
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank,
  a life insurance company,
  a tax-exempt organization,
  a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders’’ below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

Supplemental U.S. Tax Considerations

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. Alternatively, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, call, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

Supplemental U.S. Tax Considerations
  payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

  fails to provide an accurate taxpayer identification number, is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  the proceeds are transferred to an account maintained by you in the United States, the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

a United States person,
a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or a foreign partnership, if at any time during its tax year:
one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest’’ within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA’’), or a “disqualified person’’ (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code’’)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan’’). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary’’) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations’’ in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Securities specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution’’ in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Securities after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Securities against payment for the Securities on or about the fifth business day following the date of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that we expect the Securities initially to settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Autocallable
Optimization Securities
with Contingent
Protection

UBS AG $• Securities
linked to the
AMEX Gold BUGS Index®
due on or about September 30, 2008

Prospectus Supplement

March •, 2007
(To Prospectus dated March 27, 2006)

UBS Investment Bank
UBS Financial Services Inc.

TABLE OF CONTENTS

Prospectus Supplement
Prospectus Supplement Summary	S-1
Risk Factors	S-8
The AMEX Gold BUGS Index®	S-14
Valuation of the Securities	S-18
Specific Terms of the Securities	S-19
Use of Proceeds and Hedging	S-25
Capitalization of UBS	S-26
Supplemental U.S. Tax Considerations	S-27
ERISA Considerations	S-30
Supplemental Plan of Distribution	S-31

Prospectus
Introduction	3
Cautionary Note Regarding Forward-
Looking Statements	5
Incorporation of Information About
UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S.
Laws Against UBS AG, Its
Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May
Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry
Issuance	53
Considerations Relating to Indexed
Securities	59
Considerations Relating to Securities
Denominated or Payable in or Linked
to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of
Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82